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                                                                   Exhibit 99.1

[ANALOG
DEVICES
LOGO]                                                              NEWS RELEASE
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     ONE TECHNOLOGY WAY - P.O. BOX 9106 - NORWOOD, MA 02062-9106, U.S.A. -
            TEL: (617) 329-4700 - FAX: (617) 326-8703 - TELEX 924491


                                            For Release: November 1, 1996
                                                         12:30 p.m.


                   JERRY FISHMAN BECOMES ANALOG DEVICES' CEO

NORWOOD, MA -- Analog Devices (NYSE: ADI) today announced that Jerald G. Fishman, Analog's President and Chief Operating Officer, will become the company's President and Chief Executive Officer effective November 2nd, the last day of the company's current fiscal year. He succeeds Ray Stata, the company's founder, Chairman of the Board and CEO. Mr. Stata will continue serving Analog Devices as full-time Chairman of the Board.

Mr. Fishman began his career at Analog Devices in 1972 in product marketing. Over the next several years he held a series of management positions in marketing, operations and strategic planning, which led to being named General Manager of the Analog Devices Semiconductor Division in 1979. He was elected Vice President in 1980, Group Vice President in 1982, Executive Vice President in 1988, and President and COO in 1991. He holds a BSEE from the City College of New York, an MSEE from Northeastern University, an MBA from Boston University and a Juris Doctor degree from Suffolk Law School.

"Jerry's promotion to CEO is the capstone of a corporate restructuring and management development process that we initiated in 1990," said Mr. Stata. "Since that time, we have completely restructured the company to better serve high-growth opportunities in the communications, computer and automotive markets, while improving our strong market position in standard linear ICs.

"Changes during this period," he continued, "include the replacement of our traditional geography-based divisions with divisions focused on our served markets and the establishment of a centralized worldwide manufacturing organization. We have also developed new core technologies in digital signal processing, radio frequency signal processing and surface micromachining to augment our long-proven technical expertise in precision linear and data conversion technology. A key part of this process has been the development of a new generation of managers that is very capable and committed to Analog's continued success."


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Mr. Fishman commented, "this is a very exciting time to be named Analog's next
CEO. The growth in both revenues and profits that we have achieved over the past five years provides clear evidence that our business strategy of focusing solely on real-world signal processing is working. We believe we have the market opportunities, technology, product base, financial resources and organization in place to continue growing profitably into the 21st century simply by continuing to do even better what we have already shown we can do very well. I am personally excited by the prospect of Analog Devices becoming a much larger company over the next few years and I, along with the rest of our senior management team, are committed to doing everything we can to achieve that goal."

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements in this news release involve risk and uncertainty. Important factors, including overall economic conditions, demand for semiconductors generally, demand for the company's products, raw material availability (especially raw silicon wafers), availability of manufacturing capacity, technological and product development risks, competitors' actions and other risk factors described in the Company's filings with the Securities and Exchange Commission could cause actual results to differ materially.

Analog Devices is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. Revenues for the first three quarters of fiscal 1996 totaled $889 million, vs. $684 million for the same period in fiscal 1995. Analog expects to report its fiscal 1996 results on December 4th. Headquartered in Norwood, Massachusetts, the company employs approximately 6,900 people worldwide and has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, the Philippines and Taiwan.


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NOTE TO EDITORS: Analog Devices issued a press release on March 12, 1996, in conjunction with its annual meeting held that day, announcing that Mr. Fishman had been selected by the company's board of directors to be Analog's next CEO, effective November 2, 1996.